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                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                           OMNI ENERGY SERVICES CORP.

      Pursuant to Section 33 of the Louisiana Business Corporation Law and
Article IIIB of the Articles of Incorporation, OMNI Energy Services Corp., a Louisiana corporation (the "Company"), acting through its undersigned President and Secretary, does hereby certify that the Board of Directors of the Company, pursuant to a duly called meeting of the Board of Directors on May 17, 2005 at which a quorum was present, duly adopted resolutions approving an amendment to the Company's Articles of Incorporation to add the following as Section B(III) to Article III of the Company's Articles of Incorporation:

      B(III). Series C 9% Convertible Preferred Stock. The Company's Series C 9% Convertible Preferred Stock, no par value per share (the "Series C Convertible Preferred Stock"), shall consist of 10,000 shares of Preferred Stock having the preferences, limitations and relative rights set forth below. Such number of shares may be increased or decreased at any time by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series C Convertible Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights, warrants, or other securities of the Company that are convertible or exchangeable into shares of Series C Convertible Preferred Stock.

      Section (A). Liquidation. Upon the voluntary or involuntary liquidation, winding up or dissolution of the Company, out of the assets available for distribution to shareholders, the Series C Convertible Preferred Stock shall be entitled to receive, in preference to any payment to the holders of the Company's Common Stock and any other stock of the Company ranking junior to the Series C Convertible Preferred Stock as to dividends or the distribution of assets upon liquidation, dissolution or the winding up of the affairs of the Company (the Common Stock and any such other junior stock is referred to herein as "Junior Stock"), $1,000.00 per share plus an amount equal to all dividends (whether or not declared or due) accrued and unpaid on each such share up to the date fixed for distribution (the "Preferred Liquidation Value"). After the Preferred Liquidation Value due to the holders of the Series C Convertible Preferred Stock has been paid, the remaining assets of the Company shall be paid to the holders of Junior Stock in accordance with their respective priority, if any. In the event the net assets of the Company are insufficient to pay the holders of the Series C Convertible Preferred Stock the full amount of Preferred Liquidation Value then due, then the net assets of the Company shall be divided among and paid to the holders of the shares of Series C Convertible Preferred Stock ratably in proportion to the Preferred Liquidation Value to which each is entitled, and the holders of Junior Stock shall receive nothing. Notwithstanding anything to the contrary contained herein, the Series C Convertible Preferred Stock shall rank junior to the 29 shares of Series B 8% Convertible Preferred Stock currently outstanding as to dividends or the distribution of assets upon liquidation, dissolution or winding up of the affairs of the Company, and the 29 shares of Series B 8% Convertible Preferred Stock currently outstanding shall not be considered Junior Stock for purposes of this Section (B)(III).

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      Section (B). Dividends. (i) Subject to the prior approval of the Company's senior lender, the Series C Convertible Preferred Stock is entitled to receive, out of legally available funds, cumulative dividends from the issuance date thereof at the per share rate of NINETY DOLLARS ($90.00) per year. Dividends on the Series C Convertible Preferred Stock shall be payable in equal quarterly installments due on the first business day of each January, April, July and October while outstanding (each, a "Dividend Payment Date") commencing on July
1, 2005, to each holder of record at the start of business on such Dividend Payment Date. Dividends shall begin to accrue on outstanding shares of Series C Convertible Preferred Stock and to accumulate from the issuance date of such shares whether or not declared or due, but dividends for any period less than a full quarterly period between Dividend Payment Dates shall be computed on the basis of a 365-day year for the actual number of days elapsed. During the first two years after the issuance date of the Series C Convertible Preferred Stock and at the Company's option, any dividend may be paid, in whole or in part, in fully paid and nonassessable shares of Series C Convertible Preferred Stock having an aggregate Preferred Liquidation Value equal to the amount of the cash dividend that otherwise would have been required to be paid pursuant to this Section (B)(i); provided, however, the number of shares of Series C Convertible Preferred Stock that may be issued as a dividend upon the Company's election under this sentence will be subject to the conversion limitations set forth in Section (B)(III)(C)(iii) below.

      (ii) So long as any shares of Series C Convertible Preferred Stock shall be outstanding, the Company shall not, unless full cumulative dividends for all past dividend periods shall have been paid or declared and set apart for payment upon all outstanding shares of the Series C Convertible Preferred Stock, (1) declare, pay or set apart any amount for dividends on, or make any other distribution in cash or other property in respect of any shares of Junior Stock other than a dividend payable solely in Junior Stock, (2) purchase, redeem or otherwise acquire for value any shares of Junior Stock, directly or indirectly, other than as a result of reclassification of Junior Stock or the exchange or conversion of one type of Junior Stock for or into another type of Junior Stock, or other than through the use of proceeds of a substantially contemporaneous sale of other Junior Stock, or (3) make any payment on account of, or set aside money for, a sinking or other like fund for the purchase, redemption or other acquisition for value of any share of Junior Stock. Notwithstanding anything to the contrary contained herein, the Company may take any of the actions set forth in (1), (2) and (3) above with respect to the 29 shares of Series B 8% Convertible Preferred Stock currently outstanding.

      (iii) If the funds available for the payment of dividends are insufficient to pay in full the dividends payable on all outstanding shares of Series C Convertible Preferred Stock, the total available funds to be paid in partial dividends on the Series C Convertible Preferred Stock shall be divided ratably among the outstanding shares of Series C Convertible Preferred Stock. Accrued dividends shall not bear interest.

      Section (C). Conversion. The holders of the Series C Convertible Preferred Stock shall have conversion rights as follows:

            (i) Definitions. For purposes of this Section (C), the following definitions shall apply:

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                  (1) "Conversion Price" shall mean, with respect to the Series
      C Convertible Preferred Stock, the price, determined pursuant to this Section (C), at which shares of Common Stock shall be deliverable upon conversion of shares of such Series C Convertible Preferred Stock into Common Stock.

                  (2) "Issuance Date" shall mean, with respect to the Series C Convertible Preferred Stock, the first date on which the Company issues any shares of such Series C Convertible Preferred Stock.

                  (3) "Securities Purchase Agreement" shall mean the Securities Purchase Agreement, dated as of May 17, 2005, by and between the Company and the holders of Series C Convertible Preferred Stock, and the transactions contemplated thereby.

                  (4) "Shareholder Approval" shall mean the Securities Purchase Agreement and the Related Agreements (as defined in the Securities Purchase Agreement) are approved by the holders of a majority of the outstanding shares of capital stock of the Company entitled to vote, excluding the holders of Series C Convertible Preferred Stock.

            (ii) Right to Convert. Subject to the limitations set forth in subsection (iii) below, each share of Series C Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time after its date of issuance until the close of business on the date on which such share is redeemed by the Company pursuant to Section (E), into such number of fully paid and non-assessable shares of Common Stock as determined by dividing the Preferred Liquidation Value (calculated including accumulated and unpaid dividends thereon up to the date of conversion) by the Conversion Price in effect at the time of conversion. For purposes of determining the number of shares of Common Stock into which the Series C Convertible Preferred Stock is convertible, the initial Conversion Price shall be $1.95.

            (iii) Restrictions on Conversion. Notwithstanding anything to the contrary contained herein, until Shareholder Approval is obtained, no holder of the Series C Convertible Preferred Stock shall be entitled to convert shares of Series C Convertible Preferred Stock, if after such conversion such holder will, with the shares issued on conversion and any other shares of the Company's capital stock held by such holder, hold more than 19.99% of the outstanding Common Stock or voting power of the Company on the date of such conversion.

            (iv) Mechanics of Conversion. Each holder of Series C Convertible Preferred Stock who desires to convert its shares of Series C Convertible Preferred Stock into shares of Common Stock pursuant to this Section (C) shall surrender the certificate or certificates evidencing such shares, duly endorsed, at the office of the Company or any transfer agent for the Series C Convertible Preferred Stock together with written notice stating the number of shares of Series C Convertible Preferred Stock being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates evidencing the shares of Series C Convertible Preferred Stock to be converted, and the person entitled to receive

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the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

            (v) Adjustments to Conversion Price. The Conversion Price for the Series C Convertible Preferred Stock shall be subject to adjustment from time to time as follows; provided, however, until Shareholder Approval is obtained, in no event shall the Conversion Price be below $1.95 other than for events described in (1) and (2) of this clause (v):

                  (1) If after the date hereof the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock or by a split-up of shares of Common Stock or other similar event, then, on the effective date thereof, the number of shares of Common Stock issuable upon conversion of shares of Series C Convertible Preferred Stock shall be increased in proportion to such increase in outstanding shares, and the then applicable Conversion Price shall be correspondingly decreased.

                  (2) If after the date hereof the number of outstanding shares of Common Stock is decreased by a consolidation, combination or reclassification of shares of Common Stock or other similar event, then, upon the effective date of such consolidation, combination or reclassification, the number of shares of Common Stock issuable upon conversion of shares of Series C Convertible Preferred Stock shall be decreased in proportion to such decrease in outstanding shares, and the then applicable Conversion Price shall be correspondingly increased.

                  (3) If after the date hereof any capital reorganization of the Common Stock of the Company, or consolidation or merger of the Company with another entity (other than a merger with a wholly-owned subsidiary of the Company or a merger in which the Company is the surviving entity), or the sale of all or substantially all of its assets to another entity or other similar event shall be effected, then as a condition of such reorganization, consolidation, merger, or sale, lawful and fair provision shall be made whereby the holders of shares of Series C Convertible Preferred Stock shall thereafter have the right to convert shares of Series C Convertible Preferred Stock and receive, upon the basis and upon the terms and conditions specified in this Section B(III) of Article III and in lieu of the shares of Common Stock of the Company immediately theretofore receivable upon the conversion of shares of Series C Convertible Preferred Stock, such shares of stock, securities, assets or other consideration as may be issued or payable with respect to or in exchange for the number of outstanding shares of such Common Stock immediately theretofore receivable upon the conversion of share of Series C Convertible Preferred Stock, had such reorganization, consolidation, merger, or sale not taken place and in such event appropriate provision shall be made with respect to the rights and interests of the holder to the end that the provisions hereof shall thereafter be applicable, as nearly as may be in relation to any share of stock, securities or assets thereafter deliverable upon the conversion of shares of Series C Convertible Preferred Stock. The Company shall not effect any consolidation, merger, or sale unless prior to the consummation thereof the successor entity (if other than the Company) resulting from such consolidation or merger, or the corporation purchasing such assets, shall assume by written instrument executed and delivered to all holders of shares of Series C Convertible

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      Preferred Stock the obligation to deliver to the holders thereof such shares of stock, securities, assets or other consideration as, in accordance with the foregoing provisions, such holders may be entitled to acquire upon conversion of shares of Series C Convertible Preferred Stock.

            (vi) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section (C), the Company shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series C Convertible Preferred Stock a certificate, signed by the Company's President or Chief Financial Officer, setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request of any holder of Series C Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (1) such adjustments and readjustments, (2) the Conversion Price at the time in effect, and (3) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series C Convertible Preferred Stock.

            (vii) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series C Convertible Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded up to the nearest whole share. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series C Convertible Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.

            (viii) No Impairment. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section (C) and take all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series C Convertible Preferred Stock against impairment.

            (ix) Reservation of Common Stock Issuable upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for issuance upon the conversion of shares of Series C Convertible Preferred Stock as herein provided, such number of shares of Common Stock as, from time to time, shall be issuable upon the conversion of all the shares of the Series C Convertible Preferred Stock at the time outstanding, including shares issuable as dividends on the Series C Convertible Preferred Stock.

            Section (D). Voting Rights.

            (i) Election of Directors. So long as at least 2,000 shares of Series C Convertible Preferred Stock remain outstanding, the holders of a majority of the Series C Convertible Preferred Stock, voting as a separate class to the exclusion of all other classes of the Company's capital stock, with each share of Series C Convertible Preferred Stock entitled to one vote, shall be entitled to elect two directors to the Board of Directors to serve on the Board until

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their successors are duly elected by the holders of the Series C Convertible
Preferred Stock or they are removed from office (with or without cause) by the holders of the Series C Convertible Preferred Stock; provided, however, that one of the directors appointed by the holders of the Series C Convertible Preferred Stock shall be Dennis Sciotto or his designee. Such right can be exercised at a special meeting of the holders of Series C Convertible Preferred Stock, at any annual or other special meeting of stockholders and, to the extent and in the manner permitted by applicable law, pursuant to a written consent in lieu of a stockholders meeting. If the holders of the Series C Convertible Preferred Stock for any reason fail to elect anyone to fill any such directorship, such position shall remain vacant until such time as the holders of the Series C Convertible Preferred Stock elect a director to fill such position and shall not be filled by resolution or vote of the Board or the Company's other stockholders.

            (ii) Other Voting Rights. Except as set forth in this Section (D) or as otherwise required by Louisiana law, holders of shares of Series C Convertible Preferred Stock shall not be entitled to vote as a separate class, but shall vote together with the holders of shares of all other classes of capital stock of the Company having general voting powers as one class, on all matters submitted to a vote of the Company's shareholders. Each holder of outstanding shares of Series C Convertible Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Series C Convertible Preferred Stock are convertible (as adjusted from time to time pursuant to Section C), at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is first executed; provided, however, until Shareholder Approval is obtained, the holders of Series C Convertible Preferred Stock shall not have voting rights that exceed 19.99% of the Common Stock of the Company outstanding at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is first executed. In all cases where the holders of shares of Series C Convertible Preferred Stock have the right to vote separately as a class as required by Louisiana law, such holders shall be entitled to one vote for each such share held by them respectively.

            (iii) Without the affirmative vote of the holders of not less than a majority of the shares of Series C Convertible Preferred Stock, voting together as a single class, the Company shall not:

                  (1) amend its Articles of Incorporation or any other document to alter or change any rights, preferences or privileges of the Series C Convertible Preferred Stock.

                  (2) authorize another class or series of shares senior to or ranking pari passu with the Series C Convertible Preferred Stock with respect to dividends or distribution of assets on liquidation, dissolution or the winding up of the affairs of the Company;

                  (3) so long as at least 2,000 shares of Series C Convertible Preferred Stock remain outstanding, increase the number of persons on the Board of Directors above six (6);

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                  (4) purchase, redeem or otherwise acquire any Junior Stock, either directly or through a subsidiary. The Company may purchase, redeem or otherwise acquire the 29 shares of Series B 8% Convertible Preferred Stock currently outstanding without receiving the prior approval of the holders of Series C Convertible Preferred Stock; or

                  (5) so long as at least 2,000 shares of Series C Convertible Preferred Stock remain outstanding, sell, grant any option to purchase, or otherwise issue any Common Stock or any equity or equity equivalent securities (including any equity, debt or other instrument that is at any time over the life thereof is convertible into or exchangeable for Common Stock) entitling any person, other than the holders of the Series C Convertible Preferred Stock or any Excluded Securities (as hereinafter defined), to acquire shares of Common Stock at an effective price per share less than $1.95. For purposes hereof, "Excluded Securities" means
      (1) securities purchased under the Securities Purchase Agreement; (2) securities issued upon conversion or exercise of the Series C Convertible Preferred Stock or the Warrants (as defined in the Securities Purchase Agreement); (3) shares of Common Stock issuable or issued to employees, consultants or directors from time to time upon the exercise of options, in such case granted or to be granted in the discretion of the Board of Directors pursuant to one or more stock option plans or restricted stock plans in effect; (4) shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization of the Company; (5) securities issued upon conversion of outstanding shares of Series B 8% Convertible Preferred Stock, provided that the terms of such preferred stock have not been amended since the date hereof; (6) securities issued upon conversion or exercise of Debentures or Warrants issued under the Securities Purchase Agreement, dated as of February 12, 2004, between the Company and the Investors named therein and the Securities Purchase Agreement, dated as of April 15, 2004, between the Company and the Investors named therein, each as amended, modified and supplemented; (7) 361,800 shares (200,000 shares to James C. Eckert and 161,800 shares to G. Darcy Klug) and 100,000 options (40,000 options to James C. Eckert and 60,000 options to G. Darcy Klug); and (8) 2,924,424 shares issuable upon exercise of the currently outstanding warrants and "investor options" listed on Schedule 1 to the Warrants (as defined in the Securities Purchase Agreement).

      Section (E). Redemption.

            (i) Beginning on May 17, 2009 and at any time thereafter, the Company shall have the right, at any time and at its sole option and election, to redeem the shares of Series C Convertible Preferred Stock, in whole or in part, on such date as may be specified in a notice of redemption given in accordance with Section (E)(ii) (any such date a "Redemption Date") at a price per share (the "Redemption Price") equal to 100% of the Preferred Liquidation Value (which includes accrued dividends thereon, whether or not declared or due, to the applicable Redemption Date) in immediately available funds.

            (ii) Notice of any redemption of shares of Series C Convertible Preferred Stock shall be mailed at least thirty (30), but not more than sixty
(60), days prior to the applicable Redemption Date to each holder of the shares of Series C Convertible Preferred Stock

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to be redeemed, at such holder's address as it appears on the transfer books of the Company. In order to facilitate the redemption of shares of Series C Convertible Preferred Stock, the Board of Directors may fix a record date for the determination of shares of Series C Convertible Preferred Stock to be redeemed, or may cause the transfer books of the Company for the Series C Convertible Preferred Stock to be closed, not more than sixty (60) days or less than ten (10) days prior to the applicable Redemption Date.

            (iii) Notice of redemption having been given as provided in Section
(E)(ii), notwithstanding that any certificates for such shares shall not have been surrendered for cancellation, from and after the Redemption Date designated in the notice of redemption (1) the shares represented thereby shall no longer be deemed outstanding, (2) the rights to receive dividends thereon shall cease to accrue and (3) all rights of the holders of shares of Series C Convertible Preferred Stock to be redeemed shall cease and terminate, excepting only the right to receive the Redemption Price therefore and the right to convert such shares into shares of Common Stock (or other series of Preferred Stock) until the close of business on the applicable Redemption Date, in accordance with Section (C) hereof.

      Section (F). Put Option by James C. Eckert and G. Darcy Klug. If James C. Eckert's or G. Darcy Klug's employment is terminated by the Company (each a "Terminated Employee") without Cause (as defined in their respective Employment Agreements) after the date hereof, such Terminated Employee may exercise, upon written notice to the Company within sixty (60) days after such termination, his option to put all or any part of his shares of Series C Convertible Preferred Stock to the Company, and the Company, if legally able to do so, must purchase such shares of Series C Convertible Preferred Stock put to the Company for a price per share (the "Put Price") equal to 100% of the Preferred Liquidation Value (which includes accrued dividends thereon, whether or not declared or due, to the applicable put date) on the Terminated Employee's termination date. If the Company is not legally able to purchase such shares, the Company shall purchase all shares of Series C Convertible Preferred Stock it can legally purchase and the obligation of the Company to purchase the balance of the shares put to the Company shall continue until such time as the Company can legally purchase such balance with the purchase price for such balance to be the Put Price on the date of actual purchase (rather than the Terminated Employee's termination date). The closing of any purchase and sale of shares of Series C Convertible Preferred Stock pursuant to this Section (F) shall occur within thirty (30) days following the date that the Company receives notice from a Terminated Employee under this Section (F), unless a later time is required because the Company is not legally able to purchase such shares. At the closing, the Terminated Employee shall deliver and transfer the shares of Series C Convertible Preferred Stock of such Terminated Employee put to the Company subject to customary representations and warranties as to ownership, title, authority to sell and the like from the Terminated Employee regarding such shares. The Company shall pay the Put Price for the shares of Series C Convertible Preferred Stock purchased under this Section (F) in cash by check or wire transfer of funds.

      Section (G) Reacquired Shares. Any shares of Series C Convertible Preferred Stock converted, exchanged, redeemed, purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. No such shares shall be reissued.

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      Section (H). Preemptive Rights. Except as provided herein, the Series C
Convertible Preferred Stock is not entitled to any preemptive rights in respect of any securities of the Company.

      Section (I). Amendment and Waiver. The Company may not amend this Section
(B)(III) of its Articles of Incorporation or waive compliance with any of the provisions hereof without, in either instance, the affirmative vote (at a meeting) or the written consent (with or without a meeting) of the holders of a majority of the shares of Series C Convertible Preferred Stock; provided that no such action will change the dividend rate, the Preferred Liquidation Value, the Conversion Price or the amount payable on redemption of the Series C Convertible Preferred Stock without the prior written consent of each holder of Series C Convertible Preferred Stock.

      Section (J). Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

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These Articles of Amendment are executed as of the 17th day of May, 2005.

                                       OMNI ENERGY SERVICES CORP.

                                       By:      /s/ James C. Eckert
                                          --------------------------------------
                                                James C. Eckert, President

                                       By:      /s/ Staci L. Marcelissen
                                          --------------------------------------
                                                Staci L. Marcelissen, Secretary

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